Exhibit 10.6
Form 8-K
Viking Systems, Inc.
File No. 000-49636

CONSENT, WAIVER AND AMENDMENT AGREEMENT

This Consent, Waiver and Amendment Agreement (this “Agreement”) is entered into as of February 23, 2007, by and between each of the undersigned purchasers, acting individually (individually a “Purchaser” and collectively the “Purchasers”), and Viking Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, pursuant to a securities purchase agreement dated May 22, 2006 among the Company and the Purchasers (the “Purchase Agreement”), the Purchasers were issued convertible preferred stock (the “Preferred Stock”) and warrants (the “Existing Warrants”) to purchase shares of Common Stock, par value $.001 per share (the “Common Stock”) and in the individual amounts set forth below such Purchaser’s name on the signature pages to the Purchase Agreement;

WHEREAS, the Company and Purchasers desire to amend certain terms of the Transaction Documents and waive certain provisions and other matters contained in the Transaction Document.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Purchasers and the Company agree as follows:

ARTICLE I
DEFINITIONS

Section 1.  Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

ARTICLE II
AMENDMENTS AND OTHER AGREEMENTS

Section 2.1  Consent to Subsequent Financing. Each Purchaser, severally and not jointly with the other Purchasers, hereby consents to the Company consummating the issuance of up to $6,000,000 principal amount of 8% Secured Convertible Debentures and Warrants on the terms and conditions set forth in a term sheet provided so the Purchasers which financing shall close concurrently with the effectiveness of this Agreement (“Subsequent Financing”). Each Purchaser acknowledges that the terms and conditions of the Subsequent Financing may conflict with terms and conditions of the Purchase Agreement and other Transaction Documents and the Company’s obligations under the Purchase Agreement and other Transaction documents.

Each Purchaser hereby waives any breach of the Purchase Agreement and other Transaction Documents that may occur by reason of the terms, conditions, rights, restrictions and covenants of the Subsequent Financing and the documents related to the Subsequent Financing (“Subsequent Financing Documents”) as of the date hereof.

Section 2.2 Subordination of Rights to Participating in Future Financings. The Transaction Documents grant the Purchaser the right to participate in future equity or debt financings (“Future Financings”) of the Company. As a condition to the Subsequent Financing, the investors therein require that the Company grant such investors the exclusive right to participate in Future Financings. Each Purchaser subordinates to the investors in the Subsequent Financing, any and all rights such Purchaser was granted in the Transaction Documents to participate in Future Financings of the Company. If, in connection with any Future Financing, the investors in the Subsequent Financing do not acquire all securities offered in such Future Financing that they are entitled to acquire pursuant to the Subsequent Financing Documents, the securities remaining for sale shall be offered to the Purchasers on a pro rata basis.

Section 2.3 Adjustment to Exercise Price of the Existing Warrants. Each Purchaser, severally and not jointly with the other Purchasers, hereby agrees with the Company that, on account of the Subsequent Financing, the Exercise Price of the Existing Warrants shall be reduced from $0.35 to $0.18, each subject to further adjustment therein, but that the number of Warrant Shares issuable thereunder shall not be increased solely on account of such reduction pursuant to Section 3(b) provided that any further issuances of Common Stock or Common Stock Equivalents shall be subject to the full provisions of Section 3(b) as to both a decrease in the Exercise Price and increase in the number of Warrant Shares issuable thereunder, including but not limited to pursuant to Section 5(i) of the Convertible Debentures issued pursuant to the Subsequent Financing.

Section 2.4 Amendment to Termination Date of the Existing Warrants. The definition of “Termination Date” in the first paragraph of the Existing Warrants is hereby amended and restated in its entirety as follows:

“…and on or prior to the close of business on seven year anniversary of the Initial Exercise Date (the “Termination Date”)…”

Section 2.5 Amendment to Section 3(b) of the Existing Warrants. Section 3(b) of the Existing Warrants is hereby amended and restated in its entirety as follows:

“Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”)

(if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.”

Section 2.6 Consent, Waivers and other Agreements.

a) As to all shares underlying preferred and warrants(the “Unregistered Shares”) issued pursuant to the Transaction Documents that are not subject to the currently effective registration statement on file with the SEC (the “Existing Registration Statement”)], the Purchasers hereby agree to waive the requirements of Section 3(c) of the Registration Rights Agreement, and agree that the Company shall not be required to file a Registration Statement with the Commission seeking to register such Unregistered Shares for resale by the Purchasers unless and until it receives a written request (a “Demand Notice”, and the registration statement to be filed in connection therewith, a “Demand Registration”) by the Purchasers holding a majority or more of the Registrable Securities (as defined in the Registration Rights Agreement) that are not subject to the Existing Registration Statement. For clarity, in connection with any Demand Registration, the “Filing Date” for purposes of the Registration Rights Agreement shall be the 30th calendar day following the date of the Demand Notice and the “Effectiveness Date” shall be the 90th calendar day following the Demand Notice.

b) Each Purchaser, severally, and not jointly with the other Purchasers, hereby agrees that in lieu of the payment of accrued but unpaid cash liquidated damages under Section 2(b) of the Registration Rights Agreement as to the Unregistered Shares in the amounts set forth on Schedule A hereto and for the other consideration given to the Purchasers hereunder, each Purchaser agrees to accept, and the Company agrees to issue to the Purchasers, an aggregate of 4,000,000 shares of Common Stock (“Liquidated Damage Shares”), subject to adjustment for reverse and forward stock splits and the like). Each Purchaser shall receive a number of Liquidated Damage Shares calculated as follows: such Purchaser’s initial Subscription Amount at the closing of the Purchase Agreement divided by the aggregate Subscription Amounts under the Purchase Agreement multiplied by 4,000,000. By way of example, Midsummer Investment Ltd had a Subscription Amount equal to $2,500,000 and the aggregate of all Subscription Amounts was $8,000,000. Accordingly, Midsummer would receive 1.25 million of the Liquidated Damage Shares.

Section 2.7 Effect on Transaction Documents. The foregoing consents and waivers are given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement, and shall not be in any way changed, modified or superseded by the terms set forth herein. This Agreement shall not constitute a novation or satisfaction and accord of any Transaction Document.

Section 2.8. Filing of Form 8-K. Within 2 Trading Days of the date hereof, the Company shall issue a Current Report on Form 8-K, reasonably acceptable to each Purchaser disclosing the material terms of the transactions contemplated hereby, which shall include this Agreement as an attachment thereto.

Section 2.9. Waiver of Certain Breaches. The Transaction Documents contain numerous provisions which require the Company to take certain actions or refrain from taking certain actions (“Requirements”). Some of the Requirements require that Company take certain actions within prescribed time periods. The Company is aware that it has not complied in all respects with the Requirements. Each Purchaser hereby waives any breach of the Transaction Documents with respect to the Requirements set forth on Exhibit A attached hereto and by this reference made a part hereof.

Section 2.10. Conditions to Purchasers Obligations. The respective obligations of the Purchasers hereunder and the effectiveness of the consents, waivers and amendments set forth herein are subject to the following conditions being met:

(a) the accuracy in all material respects of the representations and warranties of the Company contained herein;

(b) all obligations, covenants and agreements of the Company required to be performed at or prior to the date hereof shall have been performed;

(c) all Purchasers parties to the Purchase Agreement shall have agreed to the terms and conditions of this Agreement; and

(d) there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Company. The Company hereby make the representations and warranties set forth below to the Purchasers that as of the date of its execution of this Agreement:

(a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c) Other Representations, Warranties and Covenants. Except as set forth on Schedule A attached hereto, the Company hereby makes such representations, warranties and covenants set forth in the Purchase Agreement as though fully set forth herein as of the date hereof, and all such representations, warranties and obligations are incorporated herein by reference.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made in accordance with the provisions of the Purchase Agreement.

Section 4.2 Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the issuance of the Existing Warrants. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided however that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

Section 4.3 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 4.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 4.5 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

Section 4.6 Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 4.7 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 4.8 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchasers hereunder, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 4.9 Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder, by written notice to the other parties, if the transactions contemplated hereunder are not effective on or before February 23, 2007.

Section 4.10 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchasers hereunder, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

VIKING SYSTEMS, INC.
By: /s/ Donald Tucker Name: Donald Tucker Title: Chief Executive Officer

[PURCHASER SIGNATURE PAGES TO VKSY
AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
Name of Purchaser: ________________________________________________________
Signature of Authorized Signatory of Purchaser: __________________________________
Name of Authorized Signatory: ____________________________________________________
Title of Authorized Signatory: _____________________________________________________
Email Address of Purchaser:________________________________________________

This document was executed by the following:

Name	Shares

Crestview Capital Master, LLC	500,00
Vision Opportunity Master fund, Ltd.	125,000
Bushido Capital Master Fund, LP	750,000
Gamma Opportunity Capital Partners, LP Class A	125,000
Pierce Diversified Strategy Master Fund, LLC	250,000
GSSF Master Fund, LP	212,500
Gryphon Master Fund, LP	412,500
Midsummer Investment LTD	1,250,000
Rockmore Investment Master Fund, LTD	375,000

TOTAL	4,000,000

EXHIBIT “A”
CONSENT, WAIVER AND AMENDMENT AGREEMENT

1. The Company was required by the Transaction document to file a Form 8-K within one trading day after the Transaction Documents were executed to disclose the transaction. The SEC requires Form 8-K to be filed within four business days of the event described. The date of the Transaction Documents was May 22, 2006. Pursuant to SEC rules, a Form 8-K was required to be filed by May 22, 2006. Pursuant to the Transaction Documents, the Form 8-K was required to be filed by May 23, 2006. The Form 8-K was actually filed May 25, 2006 which was within the SEC filing period but not within the Transaction Documents filing period.

2. The Transaction Document includes the following provision:

The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

The Company believes it did not obtain approval from each Purchaser relative to the press release it sent relating to the Transaction.

3. The Transaction Document includes the following provision:

Not less than 5 Trading Days prior to the filing of each Registration Statement and not less than 1 Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall, (i) furnish to each Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders.

The Company is uncertain as to whether it furnished each Purchaser with a copy of each amendment to the registration statements filed pursuant to the Transaction documents.

4. The Company may not amend its Certificate of Incorporation in any matter that adversely affects the rights of the Purchasers. The Company is required to amend its Certificate of Incorporation to increase its authorized shares of common stock from 200,000,000 to 400,000,000. Although the Company does not believe that such amendment will adversely affect the rights of the Purchasers, there may be a potential adverse effect based upon potential future dilution.

5. The Company has made certain covenants in the Certificate of Designation regarding the declaration of dividends, payment of dividends and other matters relating to dividends. Some of such covenants have not been met.

6. As long as the Series B Preferred Stock is outstanding, the Company may not incur debt. In December 2006, the Company borrowed $350,000 from one of the Purchasers. In January, 2007, the Company borrowed $300,000 from Donald E. Tucker.

7. Viking has declared a “delay fee penalty” payable to former convertible note-holders at a rate of 1% per month of the notes’ principal balance until such time as the shares into which these convertible notes were converted are registered.